GOTTEX FUND MANAGEMENT SARL

GOTTEX FUND MANAGEMENT, LTD.

GOTTEX ASSET MANAGEMENT (U.K.) LIMITED

 CODE OF ETHICS

Originally Dated: October 2006
Amended:
February 6, 2007
August 25, 2008
November 1, 2010

TABLE OF CONTENT

CODE OF ETHICS		4
A.	STATEMENT OF GENERAL PRINCIPLES	4
1.	Overview	4
B.	DEFINITIONS	5
C.	FIDUCIARY RESPONSIBILITIES (MANAGING CONFLICTS)	9
1.	Conflicts of Interest Overview	9
2.	Duty to Act in the Best Interests of the Funds and its Investors	9
3.	Duty to Treat Each Fund Equitably	10
4.	Duty to Provide Suitable Investment Advice	10
5.	Duty to Disclose Material Facts	11
D.	MANDATORY WHISTLEBLOWING PROCEDURES	11
E.	PERSONAL SECURITIES TRANSACTIONS	11
1.	General	11
2.	Prohibition on Investments in Hedge Funds.	12
3.	Pre-Clearance Requirements for Investments in Limited Offerings, IPOs and Registered Funds.	12
4.	Securities Holdings Reporting of Covered Persons (SEC Requirement)	13
F.	BOOKS AND RECORDS	16
G.	MATERIAL NONPUBLIC INFORMATION	17
1.	Examples of Material Nonpublic Information (or U.K. “inside information”)	18
H.	OTHER DUTIES/RESPONSIBILITIES	19
1.	Gifts	19
2.	Service as a Director	20
3.	Corporate Opportunity	20
4.	Civic/Political Activities and Contributions	20
5.	Criminal Activity; Illegal Activity	21
6.	Acknowledgment and Certification	21
7.	Administration of the Code	21

CODE OF ETHICS

GOTTEX FUND MANAGEMENT SARL

GOTTEX FUND MANAGEMENT, LTD.

GOTTEX ASSET MANAGEMENT (U.K.) LIMITED

A.      STATEMENT OF GENERAL PRINCIPLES

     1.   Overview

This Code of Ethics (“Code”) of Gottex Fund Management SARL, Gottex Fund Management, Ltd., and Gottex Asset Management (U.K.) Limited (referred to together as “Gottex,” “we” or “us”) is intended to help ensure that our professional and personal conduct preserves our reputation for high standards of ethics and integrity.  It is also intended to ensure that we are in compliance with U.S. (federal and state) and U.K. securities laws and related topics of the Conduct of Business sourcebook (“COBS”) and other Financial Services Authority (the “FSA”) Rules, where applicable.  This Code should be read in conjunction with Gottex Fund Management Holdings Limited’s (“GFMH”) SWX-Code of Business Conduct (“SWX Code”).

Compliance with the Code is everyone’s responsibility and is a condition of employment with Gottex.

The Code’s general rules apply to all Covered Persons (generally, all partners, officers, directors, and employees of Gottex). This Code also governs the personal securities trading of all Covered Persons.

Gottex is a U.S. registered investment adviser under the Investment Advisers Act of 1940, as amended (the “Advisers Act”).  Gottex is also authorized and regulated in the U.K. by the FSA as an investment adviser.  In these capacities, we serve as a fiduciary to our Clients.  The fiduciary relationship mandates adherence to the highest standards of ethical conduct and integrity.

This Code is intended to comply with the requirements of the Advisers Act, which specifically requires U.S. registered investment advisers to establish, maintain and enforce a written code of ethics applicable to their supervised persons, as well as the requirements of the Investment Company Act of 1940, as amended ("1940 Act"), which prohibits any Covered Person, in connection with the purchase or sale, directly or indirectly, by such person or Gottex of a Security held or to be acquired by a registered investment company advised by Gottex ("Registered Fund"), from:

○	employing any device, scheme or artifice to defraud the Registered Fund;

○
making any untrue statement of a material fact with respect to the Registered Fund or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;

○	engaging in any act, practice, or course of business that operates or would operate as a fraud or deceit upon the Registered Fund; or

○	engaging in any manipulative practice with respect to a Registered Fund.

This Code also is intended to comply with various principles-based conduct of business obligations of COBS and other FSA Rules.  COBS requires Gottex to act honestly, fairly and professionally with the best interests of its clients in mind.

Some provisions of the Code also apply directly to other persons, such as your relatives or significant others.  For example, the Code’s investment restrictions and reporting requirements apply both to you, and to securities or accounts owned by a relative who lives in your home or whom you support, or by a non-relative who shares significant financial arrangements with you.

B.	DEFINITIONS

Key terms and phrases are capitalized each time they are used in the Code and have the meaning defined below or in the text in which they appear.  To understand the Code, each Covered Person needs to read the definitions of these defined terms.

The following are the defined terms used in this Code:

“Automated Investment Plan” means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation.  An automatic investment plan includes a dividend reinvestment plan.

“Beneficial Ownership” of a security is to be determined in the same manner as it is for purposes of Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).  This means that a person should generally consider himself or herself the beneficial owner of any securities in which he or she has a direct or indirect pecuniary interest.  In addition, a person should consider himself or herself the beneficial owner of securities held by (i) his or her spouse or domestic partner, (ii) minor children, (iii) a relative who shares his or her home, (iv) a trust, estate, or other account in which he/she has a present or future interest in the income, principal or right to obtain title to the securities, or (v) other persons by reason of any contract, arrangement, understanding, or relationship that provides him or her with sole or shared voting or investment power over the securities held by such person.

Using the above definition as a broad guideline, the ultimate determination of beneficial ownership will be made in light of the facts of the particular case.  Key factors are the degree of your ability to exercise discretion to invest in, sell or exercise voting rights of the security, and your ability to benefit from the proceeds of the security.

“Chief Compliance Officer or CCO” means the person holding the title of Chief Compliance Officer is responsible for administrating the policies and procedures adopted in accordance with Rule 206(4)-7 under the Advisers Act and the related rules of the FSA.  Gottex’s CCO is Wade C. Boylan (wade.boylan@gottexfunds.com or +1 617 532-0205).

“Client” means any person or entity to whom Gottex gives investment advice.

 “Covered Persons” means any partner, officer, director (or person with similar status or functions), or any employee of Gottex or any of its affiliates who has access to nonpublic information regarding clients’ purchase or sale of securities or any other person who is involved in making securities recommendations to clients, or who has access to such recommendations that are nonpublic, and is subject to Gottex’s supervision or control.

“Funds” means any Registered Fund (defined below) and any commingled vehicles managed and/or advised by Gottex and includes Hedge Funds (defined below).

“General Counsel” means the person holding the title of General Counsel of Gottex.

 “Hedge Fund” means any collective investment scheme, both regulated or unregulated, and managed accounts, whether individual or joint.

“Immediate Family” means any of the following who share the same household as the Covered Persons: child, stepchild, grandchild, parent, stepparent, grandparent, spouse, civil partner, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law, including adoptive relationships and other relationships (whether or not recognized by law) that the CCO determines could lead to possible conflicts of interest, diversions of corporate opportunity, or appearances of impropriety which this Code is intended to prevent.

“Initial Public Offering or IPO” means an offering of Securities registered under the Securities Act of 1933, as amended, (the “1933 Act”) the issuer of which, immediately before the registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the Securities Exchange Act of 1934, as amended (the “1934 Act”).

“Limited Offering” means an offering that is exempt from registration under the 1933 Act, pursuant to Section 4(2) or Section 4(6) or pursuant to Rule 504, 505, or 506 under the 1933 Act.  A Limited Offering generally includes any interest in a private company, partnership, limited liability company, private equity fund, venture capital fund, hedge fund, or other unregistered operating company or investment company that invests in securities, real estate, or other assets, and certain interests in stock options or other deferred compensation.

“Material Nonpublic Information” means any information about a company, Security, or market thereof, that has not been generally disclosed to the public, when the disclosure of that information is likely to affect the price of that Security or is likely to be considered important by a reasonable investor in making an investment decision regarding such Security.  Generally, any information that has not been posted on a website, distributed in a press release, contained in a filing with the U.S. Securities and Exchange Commission (the “SEC”) or otherwise been made available to investors or the public at large is considered not to have been generally disclosed to the public.  In the U.K. this information is also termed “inside information” and specifically includes information of a precise nature, which is not generally available, relating directly or indirectly to an issuer or to the Securities themselves (or to related investments, such as derivatives, where the price of the related investment is directly connected to the price of the Security), and would if it were generally available, be likely to have a significant effect on the price of the Security or the price of the related investment.

“Personal Account” includes (assuming for purposes of this definition that you are a Covered Person):

1.
investment account that is owned or controlled, in whole or in part, directly or indirectly, by you, over which you have investment discretion, including accounts in which you have a Beneficial Ownership and accounts that you could be expected to influence or control; and

2.
investment account owned or controlled, in whole or in part, directly or indirectly, by (i) your spouse or domestic partner; or (ii) another member of your Immediate Family, over which any of them has investment discretion.

For additional information on the interpretation of “Personal Account,” please see Exhibit H.

“Portfolio Fund” means a Hedge Fund in which a Fund invests directly or indirectly, upon Gottex’s recommendation.

"Registered Fund" means any investment company registered under the 1940 Act that is advised by Gottex.

“Security or Securities” shall have the meanings set forth in Section 202(a)(18) of the Advisers Act and should be deemed to include stock, notes, debentures, limited partnership interests, limited liability company interests, limited liability partnership interests and investment contracts, plus all derivative instruments, such as options and warrants, that are related to the foregoing.

“Security” does not include: direct obligations of the U.S. government; money market instruments- such as bankers’ acceptances, bank certificates of deposit, commercial paper, repurchase agreements and other high quality short-term debt instruments; shares of money market funds; shares of registered open-end funds (other than exchange-traded funds, Registered Funds and any registered funds whose adviser or principal underwriter controls Gottex); and units of a unit investment trust.

“Securities Transaction” means a purchase or sale of a Security or Securities, including the writing of an option to purchase or sell a Security.

C.	FIDUCIARY RESPONSIBILITIES (MANAGING CONFLICTS)

Gottex’s fiduciary relationship with its Clients, including the Funds, imposes a series of general duties on Covered Persons.  Gottex’s Global Compliance Committee (“GCC”) has considered the potential conflicts of interest arising out of the provisions of Gottex’s business and determined that our Code is sufficiently designed to manage potential conflicts of interest.  The circumstances in which such a conflict of interest or potential conflict of interest may arise, include, but are not limited to the following:

1.	Conflicts of Interest Overview

a.	Gottex employees must eliminate or disclose to their supervisor all actual and potential conflicts of interest, including those situations in which a conflict of interest occurs inadvertently.

b.
    The “appearance of a conflict of interest” can be just as damaging to you and Gottex as an actual conflict of interest.  The appearance of a conflict of interest arises when a business practice or action creates the appearance of a conflict with the best interests of a Fund or Gottex itself, even if no actual conflict of interest may exist.

c.	In the U.K., Gottex is required to identify and manage all conflicts of interest that arise, or may arise, between Gottex (and any Gottex employee(s)) and a client, or between clients.

2.	Duty to Act in the Besst Interests of the Funds and its Investors

Gottex employees have a duty to act only in the best interests of the Funds and its investors.  This duty generally requires that the interests of the Funds be placed above the interests of GFMH, Gottex and/or Gottex employees whenever a conflict with the Funds may be present.  In the U.S. in some instances, Gottex may disclose the existence of a conflict and obtain the prior consent of the Funds or investors in the Funds to a proposed transaction or arrangement.  In a situation where a Fund holds an interest in an underlying fund and the underlying fund holds an interest in GFMH, Gottex employees have a duty to act only in the best interest of the Fund and its investors.  No consideration should be given to a relationship between an underlying fund and GFMH when making an investment decision for a Fund.  If a conflict arises between the interests of the Funds and the interests of GFMH, Gottex and/or Gottex employees that cannot be resolved in the ordinary course of business, it must be sent to Gottex’s Chief Compliance Officer (“Chief Compliance Officer or CCO”) or General Counsel for review.  In the event an actual material conflict of interest exists, the final decision on resolving the issue will be made by Gottex’s General Counsel.

In the U.K. the same duty to act in the best interests of the Funds and their investors applies, however the FSA Rules require that Gottex maintain effective organizational and administrative arrangements so as to properly manage a conflict of interest.  Where a conflict does arise it must be identified and managed.  Where the arrangements made by Gottex to manage conflicts of interest are not sufficient to ensure, with reasonable confidence, that the risk of damage to the interests of a particular Fund or client will be prevented, Gottex must clearly disclose (in writing) the general nature and/or sources of the conflict of interest to the client before undertaking the business for the client.

3.	Duty to Treat Each Fund Equitably

Gottex may not confer a benefit on one Fund to the disadvantage of another Fund.  In keeping with this principle, Gottex employees must take care that their actions do not benefit one Fund to the detriment of another.  Of course, variances in Funds (e.g., investment objectives, liquidity terms) justify giving advice and taking action in the performance of Gottex’s duties to certain Funds which differs from the advice given, or the timing and nature of action taken, with respect to other Funds.

4.	Duty to Provide Suitable Investment Advice

Gottex has a duty to give investment advice that is suitable to each Fund.  As a general rule, this duty requires Gottex employees to be generally familiar with representations made in private placement memoranda and marketing materials (such as RFPs), as to the investment objectives and activities of the Funds they manage.  It also requires Gottex to conduct a “due diligence” review in connection with selecting investments (e.g., underlying funds) for the Funds.

5.	Duty to Disclose Material Facts

Gottex and Gottex employees have a duty to disclose all material facts that may affect the services provided to the Funds.  As a general rule, information is material if there is a substantial likelihood that a reasonable investor in a Fund would attach importance to it. In general, these actual and potential conflicts of interest are disclosed in Gottex’s Forms ADVs and in the private placement memoranda of the Funds.

D.	MANDATORY WHISTLEBLOWING PROCEDURES

Every Gottex employee who becomes aware of a violation of this Code, violation of a Gottex’s Policy and Procedure or a violation as detailed below is required to promptly report the violation, on a confidential basis, to Gottex’s Chief Compliance Officer (or to any member of the GCC to whom the Gottex employee feels comfortable making their disclosure). In addition to the violations discussed above, a Gottex employee must report if one or more of the following violation has been, is being, or is likely to be, committed:

a.	a criminal offence; or

b.	a failure to comply with any legal obligation; or

c.	a miscarriage of justice; or

d.	the putting of the health and safety of an individual in danger; or

e.	damage to the environment; or

f.	deliberate concealment relating to any of (a) to (e).

It is Gottex’s policy that no adverse action will be taken against any Gottex Employee for reporting a violation in good faith.

E.	PERSONAL SECURITIES TRANSACTIONS

1.	General

Covered Persons may not engage in any activity that conflicts with the interests of the Funds.  To help avoid any potential conflicts and ensure compliance with any applicable legal and regulatory requirements, this Code sets forth certain guidelines and restrictions for personal securities trading.  If any individual has any doubt regarding the propriety of any investment (personal or otherwise) he or she should consult with the CCO before taking any action.  Technical compliance with the Code’s procedures will not automatically insulate from scrutiny any trade or activity that indicates an abuse of fiduciary duty.  Doubtful situations should be resolved in favor of the Fund in question.

At all times, Covered Persons shall:

a.
    Place the interests of the Funds first.  Covered Persons must scrupulously avoid placing their own personal interests ahead of the interests of the Funds.  They may not cause any Fund to take action, or not to take action, for their personal benefit rather than the benefit of the Fund.

b.
    Avoid taking inappropriate advantage of your position.  A Covered Person may not cause, or attempt to cause, any Fund or any Portfolio Fund to purchase, sell or hold any security for the purpose of creating any personal benefit.

c.	Conduct all personal trading in full compliance with this Code, including all reporting requirements.

d.	Comply with prohibitions or restrictions on "short-swing" trading and market timing.

e.	Provide the adviser with duplicate trade confirmations and account statements.

    2.   Prohibition on Investments in Hedge Funds.  No Covered Person may, directly or indirectly, purchase an interest in a Hedge Fund on behalf of a Personal Account.  If a Covered Person Beneficially Owns any interest in any Hedge Fund as of the date of this Code, or upon becoming a Covered Person of Gottex, those positions must be reported to the CCO and sold as soon as legally possible.

   3.    Pre-Clearance Requirements for Investments in Limited Offerings, IPOs and Registered Funds.  From time to time, potential conflicts of interest may arise if Covered Persons invest in the Registered Funds or are offered “special” opportunities to participate in Limited Offerings or IPOs for their personal benefit as a result of their position or relationship with Gottex or a Fund.  This participation may raise the question whether the opportunity should have been offered to the Funds and/or whether it was inappropriately offered to the Covered Person.

a.	Limited Offerings

No Covered Person may acquire, directly or indirectly, any Security issued in any Limited Offering, for a Personal Account unless prior written approval is received from the CCO.  A Covered Person wishing to purchase a Limited Offering must submit the Form of Limited Offering Approval Request (attached as Exhibit A) to the CCO.  Additional restrictions or disclosures may be required if a business relationship exists between the Covered Person and the issuer of the Limited Offering.

        Note: A Covered Person may sell an interest in a Limited Offering without restrictions.  All holdings and transactions in Limited Offerings must be reported on the Code’s report forms.

b.	Initial Public Offerings

No Covered Person may acquire, directly or indirectly, an IPO for a Personal Account unless prior written approval is received from the CCO. Covered Persons must submit the IPO and Registered Fund Trade Authorization Request Form (attached as Exhibit B) to the CCO. Approval may be granted in the sole discretion of the CCO; provided, that the investment opportunity may not be approved if it has been made available to the Covered Person or Personal Account as a result of a Covered Person’s position with Gottex or with a Client.

c.	Registered Funds

No Covered Person may acquire, directly or indirectly, an interest in a Registered Fund for a Personal Account unless prior written approval is received from the CCO.  A Covered Person wishing to purchase an interest in a Registered Fund must submit the IPO and Registered Fund Trade Authorization Request Form (attached as Exhibit B) to the CCO.

  4.       Securities Holdings Reporting of Covered Persons (SEC Requirement)

a.	Periodic Transaction Reports – General

Each Covered Person must provide Gottex with periodic written reports about his/her Securities holdings and transactions and those of his or her Personal Accounts. The reports are intended to assist Gottex in identifying conflicts of interest that could arise when a Covered Person invests in Securities and to promote compliance with the Code.

Failure to file timely, accurate, and complete reports is a serious breach of SEC, FSA, and Gottex rules.  If you are late in filing a report, or file a report that is misleading or incomplete, you may be identified by name to senior management and face sanctions, up to and including, termination of employment.  Compliance with these rules will be sufficient for compliance with SEC and FSA rules on personal securities transactions (“personal account dealing” in the U.K.).

b.	Initial and Annual Disclosure of Personal Holdings Reports

Within ten (10) days of commencement of employment with Gottex (or otherwise becoming a Covered Person) and thereafter on an annual basis, by a date to be specified by the CCO, each Covered Person must provide to the CCO, a signed and dated Initial/Annual Disclosure of Personal Holdings Form (Exhibit C) covering all Securities held in Personal Accounts and containing data current as of a date not more than forty-five (45) days prior to the date of the report.  The report must disclose:

(i)
All Securities held in each Personal Account, including the title and type of security, as applicable, the exchange ticker symbol or CUSIP number; and number of shares and/or principal amount of each Security Beneficially Owned); and

(ii)	The name of any broker-dealer or bank with which the Covered Person maintains a Personal Account in which any Securities are held for the Covered Person’s direct or indirect benefit.

c.	Quarterly Disclosure of Securities Transactions

All Covered Persons must submit quarterly reports to the CCO of all Securities Transactions in his or her Covered Accounts using the Quarterly Disclosure of Securities Transactions Report form (Exhibit D).  The report must be provided no later than thirty (30) days after the end of each calendar quarter in which a Securities Transaction has occurred in the Covered Account.

The completed Quarterly Disclosure of Securities Transaction Report form must include a record of each transaction including: the title and amount of the security, date and nature of the transaction (e.g., purchase or sale), price, the name of the broker-dealer or bank, through which the transaction was effected, and as applicable, the exchange ticker symbol or CUSIP number, interest rate and maturity date of each reportable security involved.

At the end of each calendar year, Covered Persons will be required to confirm in writing that all personal transactions required to be reported in all Personal Accounts during the previous twelve (12) months have been disclosed to the CCO.

Exceptions to Reporting Requirements

(i)	Covered Persons are not required to report holdings ortransactions in accounts over which the Covered Personhas no direct or indirect influence or control.

(ii)	Covered Persons are not required to file quarterly transaction reports with respect to transactions effected pursuant to an Automated Investment Plan.

b.	Review by the CCO

The CCO has primary responsibility for enforcing this Code.  As such, the CCO, or other compliance staff at the CCO’s direction, will review the reports filed under this section to ensure compliance with this Code and the overall fiduciary duty we owe to our clients.  In that regard the CCO may:

(i)	Compare the reports filed under this section to any restricted lists;

(ii)
Assess whether the Covered Person is trading for his/her own account in the same securities he/she is trading for clients, and if so whether the clients are receiving terms as favorable as the access person takes for him/herself;

(iii)	Periodically analyze the Covered Person’s trading for patterns that may indicate abuse, including market timing;

(iv)	Investigate any substantial disparities between the quality of performance the Covered Person achieves for his own account and that he achieves for clients;

(v)
Investigate any substantial disparities between the percentage of trades that are profitable when the Covered Person trades for his own account and the percentage that are profitable when he places trades for clients; and

(vi)	Identify all Covered Persons who are required to make the reports and inform those Covered Persons of their reporting obligation.

F.	BOOKS AND RECORDS

The CCO also will ensure that all books and records relating to the Code are properly maintained.  Such books and records include:

1.	A copy of the Code that is in effect, or at any time within the past five years was in effect;

2.	A record of any violation of the Code, and of any action taken as a result of the violation;

3.	A record of each Covered Person that currently is, or was within the past five years, required to submit reports;

4.	A record of all written acknowledgements of receipt, review and understanding of the Code from each person who is currently, or within the past five years was, a Covered Person;

5.
A copy of all brokerage account statements, initial personal securities holdings reports, annual personal securities holdings reports, quarterly personal securities holdings reports and certification and forms submitted by Covered Persons;

6.	A copy of each pre-approval form or other record submitted and whether such trade was approved or denied; and

7.
A record of any exception from the Code granted by the CCO, all related documentation supplied by the Covered Person seeking the exception, and the reasons supporting the decision to grant the exception.

These books and records will be maintained in an easily accessible place for at least five years from the end of the fiscal year during which the record was created, the first two years in an appropriate office of Gottex.

G.	MATERIAL NONPUBLIC INFORMATION

Prohibition:  You may never, under any circumstances, trade, encourage others to trade, or recommend securities or other financial instruments based on, and in some circumstances, while in the possession of, Material Nonpublic Information.

Material Nonpublic Information (as previously defined in the Code) includes all nonpublic information about any company that may have an impact on the price of a security or other financial instrument, or that a reasonable investor would be likely to consider important in making an investment decision.  The determination of whether non-public information is material enough to be considered “Material Nonpublic Information” in some circumstances may be complex.  Please consult with the CCO, if you are uncertain whether particular information is Material Nonpublic Information.

It is not illegal to learn of Material Nonpublic Information, but it may be illegal to trade when in possession of Material Nonpublic Information or share it with other persons.  However, the misuse of Material Nonpublic Information may result in disciplinary action by Gottex, up to and including termination of your employment, and civil and criminal penalties.  This policy applies to all Covered Persons, and extends to all activities (both within and outside the scope of their duties with Gottex).

Material Nonpublic Information is subject to Gottex policies governing the handling of such information.  Under the securities laws of the jurisdictions in which Gottex does business, the impermissible use of Material Nonpublic Information may have severe legal consequences for you and for Gottex.

In the U.K. it is not illegal to learn of “inside information,” which is defined as:

a.	information of a precise nature;

b.	which is not generally available;

c.
which relates directly or indirectly to an issuer or to Securities (or to related investments, such as derivates, where the price of the related investment is directly connected to the price of the Security); and

d.	which would, if it were generally available, be likely to have a significant effect on the price of the Security or the price of the related investment).

However, once a person learns of “inside information” he/she becomes an “insider” for the purposes of the European Union’s (the “EU”) market abuse rules and the misuse of this information, or the disclosure of this information (otherwise than in the proper course of the exercise of your employment) is an offence.  Also, encouraging another person to deal in investments on the basis of the inside information is an offence.

       1.  Examples of Material Nonpublic Information (or U.K. “inside information”)

   Material Nonpublic Information/U.K. inside information may include:

a.	Publicly undisclosed financial information (e.g., company earnings information, or estimates, dividend increases or decreases, liquidity problems or changed projections);

b.
Publicly undisclosed operating developments (e.g., new product developments or natural resource discoveries, changes in business operations or extraordinary management developments, key personnel changes, or large increases or decreases in orders);

c.
Publicly undisclosed proposed business activities (e.g., proposed or agreed mergers, acquisitions, divestitures, major investments, joint ventures, restructurings, refinancings, extraordinary borrowings or even, in certain circumstances, the retention of an investment bank); or

d.	Publicly undisclosed regulatory activities, lawsuits or arbitrations.

You should consider all facts and circumstances in determining whether an item is Material Nonpublic Information/U.K. inside information.  The CCO is available to help you make this determination.

If you are a Gottex employee in the U.K. you should also consider additional insider dealing and market abuse issues as well as the Material Nonpublic Information/U.K. inside information issues set out above.  Please refer to the U.K. Market Abuse Appendix for further information.

H.	OTHER DUTIES/RESPONSIBILITIES

1.  Gifts

Gottex and Gottex employees and members of their families may not accept or give gifts, gratuities, or other accommodations from or to business contacts, service providers, brokers, securities salespersons, suppliers, or any other individual or organization with whom Gottex has a business relationship that would create or appear to create a conflict of interest, interfere with the impartial discharge of Gottex’s responsibilities to Funds, place Gottex in a difficult or embarrassing position, or create an appearance that is inconsistent with Gottex’s role as a fiduciary of Client assets.

Under no circumstances may Covered Persons or their families solicit or seek gifts or gratuities from those that do or have the potential of doing business with Gottex or the Funds.

Personal contacts and the types of personalized services which Gottex performs may lead to gifts that are offered on a friendship basis and may be perfectly proper.  However, business relationships cannot always be separated from personal relationships and the integrity of a business is always susceptible to criticism in hindsight where gifts are provided or received.  Under no circumstances may Gottex employees accept or give gifts from business contacts in the form of cash or cash equivalents, including gift certificates.

▪
There may be an occasion where it might be awkward to refuse a token expression of appreciation given in the spirit of business friendship.  In such cases, the value of any such gifts may not exceed $100 received from one source in any twelve (12) month period.

▪	This $100 limit also includes the enjoyment or use of property or facilities for weekends, vacations, trips, dinners, and the like.

▪
The limitation does not apply, however, to non-extravagant dinners, routine sporting events, and other activities that are part of a business relationship if the business contact is present at the event with the Gottex Covered Person.

▪
Covered Persons may not accept or seek tickets from firms that are suppliers of services to Gottex or from any organization with which Gottex has a business relationship to highly valued sporting events such as playoff games, World Series games, Super Bowl, World Cup, Wimbledon, etc., where the market value of the ticket exceeds $100.

Under no circumstance may Gottex or any Covered Persons be paid and or reimbursed by an underlying fund or fund manager for travel or any other expenses associated with Gottex’s normal business activity without prior approval of Gottex’s General Counsel or CCO.

Covered Persons are encouraged to discuss any issue with the CCO.

2.  Service as a Director

Covered Persons must obtain prior authorization from the CCO before serving on the board of directors or in a similar capacity, such as an advisory board, of any company that is a “for profit” organization, and must disclose any service on the board of directors of any entity, including a not-for-profit organization.  Prior authorization may be requested by submitting to the CCO a completed Disclosure of Corporate/Nonprofit Directorships Form, which is attached to this Code as Exhibit E.  Authorization will be based upon a determination that the board service would not be inconsistent with the interests of the Funds or Gottex.

    3.      Corporate Opportunity

Covered Persons may not acquire or derive personal gain or profit from any business opportunity or investment that comes to their attention as a result of affiliation with Gottex without first disclosing all relevant facts pertaining to the opportunity to the CCO and formally offering such opportunity or investment to Gottex in writing.

       4.      Civic/Political Activities and Contributions

Gottex employees are encouraged to exercise their responsibility to vote and take an active interest in the issues of their communities.  However, Gottex employees should not use envelopes or stationery printed with Gottex’s name or address for political correspondence.

Gottex employees must pre-approve all political contributions.  In addition, an employee is not permitted to make any donation or present any personal gift in the name of Gottex.

  5.  Criminal Activity; Illegal Activity

Gottex may dismiss employees who are convicted of any felony crime or a misdemeanor crime involving dishonesty, breach of trust, money laundering or any other conviction that Gottex may in its discretion determine.  If a Gottex employee is arrested or is under investigation for charges involving dishonesty, breach of trust, or money laundering, Gottex may suspend the person without pay until an investigation is completed.

If you believe that an employee has committed an illegal or dishonest act or an act that causes harm to people or property, you should promptly report it to the CCO.  The information you provide will be held in the strictest confidence possible.  An employee who knows of an illegal, harmful, or dishonest act but does not report it may be considered an accessory.  There will be no retaliation from Gottex or any of its employees against a person who presents in good faith what he or she believes to be evidence of an illegal, harmful, or dishonest act committed by another Gottex employee (for more information please refer to Section D. Mandatory Whistleblowing Policy).

Each Covered Person is required to maintain knowledge of and comply strictly with all applicable federal, state and U.K. securities, financial services and related laws and regulations and the procedures and guidelines established by Gottex to ensure compliance with such laws.

   6.  Acknowledgment and Certification

Upon commencement of employment with Gottex, each Covered Person will receive a copy of the Code and any amendments.  As a condition of employment with Gottex, each Covered Person is required to acknowledge that he or she has read and agrees to comply with this Code, the form of which is included as Exhibit F.  Upon each issuance of an amended Code, each Covered Person is required to acknowledge that he or she has read and agrees to comply with the Amended Code.  On an annual basis, each Covered Person is required to file with the CCO an Annual Acknowledgment Statement indicating that the Covered Person has reviewed and understands the provisions of the Code, and that he/she has complied and will continue to comply, with the requirements thereof, unless otherwise previously disclosed to the CCO, the form of which is included as Exhibit G.

          7.  Administration of the Code

Gottex will use reasonable diligence and institute procedures reasonably necessary to prevent violations of this Code.

No less frequently than annually, the CCO must furnish to the Board of Trustees of the Registered Funds (the "Board") a written report that:

1.    Describes any issues arising under the  Code since the last report to the Board, including, but not limited to, information about material violations of the Code or procedures and sanctions imposed in response to the material violations; and

    2.    Certifies that Gottex has adopted procedures reasonably necessary to prevent Covered Persons from violating the Code.

The Board, including a majority of the Independent Trustees, must approve this Code and any material change to the Code.  The Board must base its approval of the Code and any material changes thereon on a determination that the Code contains provisions reasonably necessary to prevent Covered Persons from engaging in any conduct prohibited by the Code.  Before approving the Code, the Board must receive a certification from Gottex that it has adopted procedures reasonably necessary to prevent Covered Persons from violating the Code. The Board must approve a material change to the Code no later than six months after adoption of the material change.

Exhibit A

Limited Offering Approval Request Form

(attach a copy of the private placement memorandum, offering memorandum or any other relevant documents)

Name:

Office Phone Number:	Office Location:

Department/Job Title:

1.	Name of the sponsor’s corporation, partnership or other entity:

Name of the private placement:

2.	Is the sponsor’s corporation, partnership or other entity:	☐	Public	☐	Private

3	Type of security or fund:

4.	Nature of participation (e.g., stockholder, selling agent, general partner, limited partner). Indicate all applicable:

5	Have you received or will you receive “selling compensation”1 in connection with the transaction? ☐ Yes ☐ No

If yes, describe nature of compensation:

Amount of compensation:
_________________________
1 "Selling compensation" means any compensation paid directly or indirectly from whatever source in connection with or as a result of the purchase or sale of a security, including, though not limited to, commissions, finder's fees, securities or rights to acquire securities, rights to participate in profits, tax benefits, or dissolution proceeds, as a general partner or otherwise, or expense reimbursements.

6.	Planned date of transaction:

7.	Size of offering (if a fund, size of fund):

8.	Size of your participation (number of units/shares and total dollar amount):

9.	Have you or do you intend to recommend, refer or solicit others in any way in connection with this investment? ☐ Yes ☐No

10.	Will the investment require any use of Gottex (or any of its affiliates’) premises, facilities or materials? ☐ Yes ☐ No

If “yes,” please describe:

11.	Have you or do you intend to recommend, refer or solicit others in any way in connection with this investment? ☐ Yes ☐No

12.	Is Gottex or any of its affiliates involved in this action? ☐Yes ☐No

If “Yes,” please describe:

13.	Describe the business to be conducted by the issuer:

14.	Has this private placement been made available to any Gottex fund where either you or the person you report to exercises investment discretion or provides investment advice? ☐ Yes ☐ No ☐ Do Not Know

15.	Do you participate or do you plan to participate in any investment decisions for the limited offering? ☐Yes ☐No

If “Yes,” please describe:

16.	Do you participate or do you plan to participate in the management of the issuer? ☐Yes ☐No

If “Yes,” state title and give description of duties:

18.	To the best of your knowledge, will this limited offering result in an initial public offering within the next 12 to 18 months? ☐ Yes ☐ No

I understand that approval, if granted, is based upon the completeness and accuracy of the information provided herein and I agree to observe any conditions imposed upon such approval.  I will notify the CCO in writing if any aspect of the private placement is proposed to be changed (e.g., investment focus of fund, compensation, involvement in organization’s management) and I hereby acknowledge that such changes may require further approvals or disinvestment by me.

I represent that (i) I have read and understand the Gottex Code of Ethics (the “Code”) and recognize that I am subject thereto; (ii) the above trade is in compliance with the Code; and (iii) to the best of my knowledge, the above proposed trade does not represent a conflict of interest, or the appearance of a conflict of interest, with any Gottex fund.

Gottex employee Signature

Date

Exhibit B

IPO Trade and Registered Fund Investment Authorization Request Form

Name:

Office Phone Number:	Office Location:

Department/Job Title:

Details regarding my request for an IPO or Registered Fund investment are as follows:

1.	Name of issuer:	Name of issuer’s business:

Please check whether this is an authorization request for an investment in a Registered Fund or an IPO: Registered Fund [ ] IPO [ ]

2.	Will you or do you have any position as a company officer or director? Yes [ ] No [ ]

3	Amount to be invested:	$

5.	Number of Shares of Stock outstanding (to be offered):

6.	For investments in IPOs only:

Will you receive any compensation in connection with the IPO? Yes [ ] No[ ] If so, amount to be received: $ _______

Do you do business with this firm in connection with your job duties? Yes [ ] No [ ]

Do you believe this IPO is being made available to you in order to influence an investment decision or brokerage order flow for fund or client accounts? Yes [ ] No [ ]

7.	Any other information that would be helpful in determining whether to approve the request:

I understand that approval, if granted, is based upon the completeness and accuracy of the information provided herein and I agree to observe any conditions imposed upon such approval. I will notify the Chief Compliance Officer in writing if any aspect of the investment is proposed to be changed (e.g., investment focus of fund, compensation, involvement in organization’s management) and I hereby acknowledge that such changes may require further approvals or disinvestment by me.

I represent that (i) I have read and understand the Gottex Code of Ethics (the “Code”) and recognize that I am subject thereto; (ii) the above trade is in compliance with the Code; and (iii) to the best of my knowledge, the above proposed trade does not represent a conflict of interest, or the appearance of a conflict of interest, with any Gottex fund.

By signing below, I certify that my responses to this Trade Authorization Request Form are complete, true and accurate to the best of my knowledge. I hereby confirm that any transaction described in this questionnaire is unrelated to and beyond the scope of my employment by Gottex or any of its affiliates.

Gottex employee Signature

Date

Exhibit C

Initial/Annual Disclosure of Personal Holdings

Name:

Office Phone Number:	Office Location:

Department/Job Title:

Date:	[ ], 200[ ]

    In accordance with the Gottex Code of Ethics, following is a list of all Securities held in my Personal Accounts.  This list includes not only securities held by financial institutions, but also securities held at home, in safe deposit boxes, or by an issuer.

(1)	Name of Employee:

(2)	If different than name of Employee, name of the person in whose name account is held:

(3)	Relationship of (2) to (1):

(4)	Financial Institution at which Personal Account is maintained:

(5)	Account Number:

(6)	Phone Number of Financial Institution:

(7)	For each account, attached is my most recent account statement listing securities in that account. Securities that are not listed in an attached account statement, are listed below:

Name of Security	Quantity	Value	Custodian

1.

2.

3.

4.

5.

(Attach separate sheet if necessary.)

By signing below, I certify that my responses to this Disclosure of Personal Holdings Form are complete, true and accurate to the best of my knowledge.

I certify that this form and the attached statements (if any) constitute all of the Securities in my Personal Accounts.

Gottex employee Signature

Date

ALTERNATE CERTIFICATION

The following alternate certification may be completed, as applicable, for any month except December:

I certify that the Securities holdings in my Personal Accounts have not changed since I last completed the Disclosure of Personal Holdings form.

Gottex employee Signature

Date

Exhibit D

Quarterly Disclosure of Securities Transactions Report

Print Name:

Office Phone Number:	Office Location:

Department/Job Title:

For quarter ending:	[ ], 200[ ]

In accordance with the Gottex Code of Ethics (“Code”), I am disclosing all Securities Transactions in my Personal Accounts (as those terms are defined in the Code) for the quarter indicated above.  (check the applicable box(s))

☐	I have no Personal Accounts.

☐	I had no reportable security transactions in any Personal Accounts for the quarter.

☐
I have set forth below a complete list of all Securities transactions in any Personal Accounts that are required to be reported under the Code for the quarter indicated above. (Attach separate sheet if necessary.)

☐
I have attached a statement from my broker(s) that includes a complete list of all Securities transactions in any Personal Accounts that are required to be reported under the Code for the quarter indicated above.

# OF SHARES
DATE	BUY	SELL	PRICE	SECURITY	CUSIP/ TICKER	ACCOUNT NUMBER /BROKER	COMMENTS

By signing below, I certify that my responses to this Quarterly Disclosure of Security Transactions Report Form are complete, true and accurate to the best of my knowledge.

I certify that this form and the attached statements (if any) constitute all of the Securities in any Personal Accounts.

Gottex employee Signature

Date

Exhibit E

Disclosure of Corporate/Nonprofit Directorships

Name:

Office Phone Number:	Office Location:

Department/Job Title:

For month ending:	[ ], 200[ ]

In accordance with the Gottex Code of Ethics, the following a list of all boards of directors or trustees on which I serve.  This list includes directorships with not-for-profit organizations as well as for-profit corporations.

1.

2.

(Attach separate sheet if necessary.)

I certify that this form and the attached statements (if any) disclose all directorships or trusteeships that I presently hold.

Gottex employee Signature	Date

ALTERNATE CERTIFICATION

The following alternate certification may be completed, as applicable, for any month except December:

I certify that the directorships or trusteeships that I presently hold have not changed since I last completed the Disclosure of Corporate/Nonprofit Directorships Form.

Gottex employee Signature	Date

Exhibit F

Initial Acknowledgment Statement

Name:  _______________________________________

Office Phone Number:  ________________ Office Location:  ________________________

Department/Job Title: ______________________________________________________

ACKNOWLEDGMENT OF RECEIPT OF GOTTEX CODE OF ETHICS

I acknowledge that I have received the Gottex Code of Ethics.

1.           I have read and will comply with the Gottex Code of Ethics in all respects.

2.           In accordance with the Gottex Code of Ethics, I will fully disclose the securities holdings in my Personal Accounts (as defined in the Gottex Code of Ethics).

Gottex employee Signature	Date

Exhibit G

Annual Acknowledgment Statement

Name:  _____________________________________________

Office Phone Number:  ____________________ Office Location:  ________________

Department/Job Title: __________________________________________________

I acknowledge that:

1.           I have reviewed and understand the Gottex Code of Ethics in all respects.

2.           I have complied with and will continue to comply with the requirements of the Gottex Code of Ethics, unless and except to the extent previously disclosed to the Chief Compliance Officer.

Gottex employee Signature	Date

Exhibit H

Personal Account Definitional Guidance

In analyzing your Personal Accounts, you should consider that they include:

•	Any account owned individually by the Covered Person;

•	Any account owned jointly by the Covered Person with others (for example, joint accounts, spousal accounts, partnerships, trusts and controlling interests in corporations);

•
Any account in which a member of the Covered Person’s Immediate Family has a Beneficial Ownership if the account is one over which the Covered Person has decision-making authority (for example, the Covered Person acts as trustee, executor, or guardian);

•	Brokerage accounts in the name of your spouse, domestic partner or minor child;

•	Corporate accounts controlled, directly or indirectly, by you or your spouse, domestic partner or minor child;

•	Trust accounts or similar arrangements for which you or your spouse, domestic partner or child acts as trustee or otherwise guides or influences;

•	Trust accounts or similar arrangements that benefit, directly or indirectly, you, your spouse or domestic partner;

•	UGMA/UTMA accounts for which you or your spouse, domestic partner or minor child acts as custodian or for which you are the beneficiary; and

•	Partnership accounts controlled, directly or indirectly, by you or your spouse, domestic partner or minor child.

Presumptions: You are presumed to have a Beneficial Ownership in any Security in which a member of your Immediate Family has a Beneficial Ownership, if the Immediate Family member resides with you.  You can rebut this presumption if you provide the CCO with satisfactory assurances that you do not have an ownership interest, individual or joint, in the Security and do not exercise influence or control over investment decisions made regarding the Security.  You may use the form attached as Exhibit I (Certification of No Beneficial Ownership) in connection with any requested rebuttal.

Not Considered Personal Accounts: The following types of accounts are not considered “Personal Accounts” provided that they cannot be used as brokerage accounts to buy or sell Securities or other financial instruments (other than those excluded from the definition of Security):

•	An open-end mutual fund account held directly with the fund if the account cannot be used as a traditional brokerage account;

•	Checking accounts;

•	Savings accounts;

•	Money market accounts; and

•	Retirement accounts that cannot be used as traditional brokerage accounts.

Exhibit I

Certification of No Beneficial Ownership

Name:  ________________________________________________

Office Phone Number:  ________________ Office Location:  _____________________

Department/Job Title:  ___________________________________________________

I have read the Gottex Code of Ethics (the “Code”) and I understand that it applies to me and to all Securities, (as that term is defined in the Code) in which I have or acquire any Beneficial Ownership.  I have read the definition of “Beneficial Ownership” and understand that I may be deemed to have a Beneficial Ownership in Securities owned by certain members of my Immediate Family and that Securities Transactions effected by members of my Immediate Family may therefore be subject to this Code.

The following Personal Accounts are maintained by one or more members of my Immediate Family:

Account Name	Relationship of Immediate Family Member	Account Number	Brokerage Firm

I certify that with respect to each of the accounts listed above (initial appropriate boxes):

____           I do not own individually or jointly with others any of the Securities held in the account.

____           I do not influence or control investment decisions for the account.

____           I do not act as a broker or investment adviser representative for the account.

I agree that I will notify the Chief Compliance Officer immediately if any of the information I have provided in this certification becomes inaccurate or incomplete.

Gottex employee Signature	Date

U.K. Market Abuse Appendix

1.
Gottex employees must be very careful if they come into possession of Material Nonpublic Information/U.K. inside information as they may commit one of several criminal or civil offences depending upon the action (or inaction) that they take whilst in possession of such information.

1.1           Insider dealing (civil offence)

The civil offence of insider dealing occurs where “an insider deals, or attempts to deal, in a qualifying investment or related investment on the basis of inside information relating to the investment in question.”

•
The definition of “qualifying investment” includes any transferable securities (including shares and bonds), units in collective investment undertakings, money market instruments, financial futures, forward interest rate agreements, interest rate, currency and equity swaps, options to acquire any of the foregoing as well as any derivatives on commodities, which have been admitted to trading on a prescribed market.

•	A “prescribed market” includes all the principal markets in the U.K. as well as those in the E.U.

•
“Inside information” is defined as information which is precise; is not generally available; relates, directly or indirectly, to one or more issuers of the qualifying investments or to one or more of the qualifying investments; and would, if it were generally available, be likely to have a significant effect on the price of the qualifying investments or the related investments.

•	The definition of “insider” can include corporate entities such as Gottex itself as well as individuals and includes any “person” who has “inside information:”

o	as a result of his membership of an administrative, management or supervisory body of an issuer of qualifying investments;

o	as a result of his having a shareholding;

o	as a result of his having access to the information through the exercise of his employment, profession or duties;

o	as a result of criminal activities; or

o	which he has obtained by other means and which he knows, or could reasonably be expected to know, is inside information.

1.2           Other Market Abuse Offences

The U.K. has several other civil market abuse offences including:

•
Improper disclosure: Behaviour likely to give a regular user a false or misleading impression as to supply, demand, price or value of investments where an insider discloses inside information to another person otherwise than in the proper course of his employment, profession or duties.

•
Manipulating transactions: Behaviour which consists of effecting transactions or orders to trade which are likely to give a false or misleading impression as to the supply or demand of a particular investment, or to artificially set the price of that investment.

•	Manipulating devices: Behaviour which consists of effecting transactions or orders to trade and which employ fictitious devices or other form of deception or contrivance.

•
Dissemination:  Behaviour which consists of disseminating information so as to give, or which may give, a false or misleading impression by a person who knew or who could reasonably have been expected to know that the information was false or misleading.

  1.3                 Civil market abuse defences

The U.K. FSA cannot impose a penalty if there are reasonable grounds for it to be satisfied that a person believed on reasonable grounds that the behaviour was not market abuse, or that he had taken all reasonable precautions and exercised all due diligence to avoid engaging in market abuse.  Similar provisions apply when “encouraging” or “requiring” is an issue.

If you are required to deal, either by law or by pre-existing contractual obligation; have decided to deal before you became aware of the information; or were not aware of the information because of an established and effective Chinese wall, then you will not have committed the offence of market abuse.

  1.4                 Civil penalties

A person (or Gottex itself) that is found to have committed the civil offences of insider dealing or the other market abuse offences may be subject to a fine (which is likely to be a substantial amount of money) and/or a prohibition on acting in connection with the U.K. financial services industry.  For an individual who is an approved person this might mean that the individual has to find an alternative career; for Gottex this might mean the removal of authorization by the FSA and the resulting termination of Gottex's London operations.

  2.1                 Insider dealing (criminal offence)

   A person will be guilty of criminal insider dealing and potentially face a prison sentence if:

•	he deals in price affected securities with the benefit of insider information;

•	he encourages another person to deal in price affected securities on the basis of insider information;

•	he discloses insider information in relation to price affected securities; or

•	he procures others to deal in price affected securities on his behalf on the basis of insider information.

For the criminal offence an “insider” can only be an individual (not a corporate entity) who knowingly has “inside information” from a source he knows to be an “inside source,” that is if:

•	he has it through being a director, employee or shareholder of an issuer of securities (but he does not have to be a director, employee or shareholder of the issuer whose shares are involved); or

•	he has it through having access to the information by virtue of his employment, office or profession (but, again, there is no required link with the company whose shares are involved); or

•	he has it through one of those persons.

Accordingly, considerable care should be taken by any employee in dealing in securities (either on his own behalf or on behalf of others and directly or indirectly) and in disclosing the information, otherwise than in the proper performance of the functions of his employment, office or profession, to another person.

2.2                 Criminal penalty

A person convicted of criminal insider dealing can be imprisoned for up to 7 years and also fined.